EXHIBIT 10.14    Cigna Deferred Compensation Plan (Amended and Restated as of October 24, 2001)

Article 1 Definitions

These terms have the following meanings under the Plan.

1.1

“Account” – the separate bookkeeping account established for a Participant that represents the Company’s unfunded, unsecured obligation to make future payments to the Participant.

1.2

“Administrator” – the person or committee charged with responsibility for administration of the Plan.

1.3

“Beneficiary” – the person or trust designated in writing under the Plan by the Participant to receive payment of his/her remaining Account balance after Participant’s death.

1.4

“Board Committee” – the People Resources Committee of the Board of Directors, or any successor committee.

1.5

“Board of Directors” – the board of directors of CIGNA Corporation.

1.6

“Change of Control” – any of these events:

(a)

a corporation, person or group acting in concert as described in Section 14(d)(2) of the Exchange Act, holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of preferred or common shares of CIGNA Corporation having voting power that is either (1) more than 50% of the voting power of the shares which voted in the election of directors of CIGNA Corporation at the shareholders’ meeting immediately preceding such determination, or (2) more than 25% of the voting power of common shares outstanding of CIGNA Corporation, or

(b)

as a result of a merger or consolidation to which CIGNA Corporation is a party, either (1) CIGNA Corporation is not the surviving corporation, or (2) Directors of CIGNA Corporation immediately prior to the merger or consolidation constitute less than a majority of the board of directors of the surviving corporation, or

(c)

a change occurs in the composition of the Board of Directors at any time during any consecutive 24-month period such that the “Continuity Directors” cease for any reason to constitute a majority of the Board of Directors. “Continuity Directors” means those members of the Board of Directors who either: (1) were directors at the beginning of such consecutive 24-month period; or (2) were elected by, or upon nomination or recommendation of, at least a majority (consisting of at least nine directors) of the Board of Directors.

1.7

“CIGNA Stock” – the common stock of CIGNA Corporation.

1.8

“Company” – CIGNA Corporation and each Subsidiary that has been authorized by the Chief Executive Officer of CIGNA Corporation to participate in the Plan and that has adopted the Plan and agreed to comply with its provisions.

1.9

“Corporate Committee” – the CIGNA Corporation Corporate Benefit Plan Committee, or any successor committee.

1.10

“Deferral Election” – the form described in section 2.3 by which a Participant specifies amounts and items of compensation to be deferred.

1.11

“Deferred Cash” – compensation deferred under the Plan that would otherwise have been paid to a Participant in cash.

1.12

“Deferred CIGNA Stock” – compensation deferred under the Plan that would otherwise have been paid to a Participant in shares of CIGNA Stock.

1.13

“Discretionary Transaction” – a transaction defined in Rule 16b-3(b)(1) promulgated under the Exchange Act.

1.14

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended.

1.15

“Exchange Act” – the Securities Exchange Act of 1934, as amended.

1.16

“Participant” – an employee of a Company who elects to participate in the Plan in accordance with the terms and conditions of the Plan.

1.17

“Payment Election” – the form described in section 4.2 by which a Participant specifies the method and time of payment of compensation deferred under the Plan.

1.18

“Plan” – the CIGNA Deferred Compensation Plan, as it may be amended or restated (formerly called the Deferred Compensation Plan of CIGNA Corporation and Participating Subsidiaries).

1.19

“Stock Plan” – a plan or program that provides for payment of compensation in the form of shares of CIGNA Stock.

1.20

“Subsidiary” – a corporation (or a partnership, joint venture or other unincorporated entity) of which more than 50% of the combined voting power of all classes of stock entitled to vote (or more than 50% of the capital, equity or profits interest) is owned directly or indirectly by CIGNA Corporation; provided that such corporation (or other entity) is included in CIGNA Corporation’s consolidated financial statements under generally accepted accounting principles.

1.21

“Termination of Employment” – the termination of Participant’s employment relationship with CIGNA Corporation or a Subsidiary, including a transaction by which the Participant’s employing Company ceases to be a Subsidiary unless Participant’s employer (or the purchaser of the employer) assumes the Plan’s liabilities and responsibilities with respect to the Participant. A Participant’s transfer of employment among CIGNA Corporation and Subsidiaries will not be a Termination of Employment.

1.22

“Valuation Date” – the last day of each month.

Article 2 Participation; Deferral Elections

2.1 Eligibility

The Plan is intended primarily to provide deferred compensation for a select group of management and highly compensated employees. The Corporate Committee shall determine which Company employees are eligible to participate in the Plan.

2.2 Participation

An eligible employee becomes a Participant by making a Deferral Election described in section 2.3.

2.3 Deferral Election

(a)

A Deferral Election specifies the amounts and items of compensation a Participant elects to defer under the Plan for a particular calendar year. The Administrator shall determine which items or categories of compensation may be deferred under the Plan. The Deferral Election must be in a form permitted or required by the Administrator, and the Administrator may permit or require electronic forms. The Administrator shall determine whether Deferral Election forms are sufficiently complete and timely (as described in section 2.3(b), (c) and (d)) and whether to reject forms that are incomplete.

(b)

Except as described in section 2.3(c), a Deferral Election must be received by the Administrator no later than December 31 of the year before the year in which the compensation to be deferred would otherwise be paid; however, the Administrator may establish an earlier deadline.

(c)

A Deferral Election by a person who first becomes a Company employee after January 1 of the year must be received by the Administrator on or before the 30th calendar day after the date the person becomes a Company employee. A Deferral Election by a newly eligible employee shall apply only to the employee’s compensation for services performed after the Administrator receives the Deferral Election.

(d)

An employee who makes a Deferral Election for the first time must also make a Payment Election (described in section 4.2). The Payment Election must be received by the Administrator by the Deferral Election deadline stated in section 2.3(b) or (c).

(e)

Instead of requiring Participants to make new Deferral Elections for each new calendar year, the Administrator may provide that a Participant’s Deferral Election shall, unless modified or cancelled under the Plan, remain effective from year to year until the Participant’s Termination of Employment. However, for compensation otherwise payable in future years, a Participant may increase or reduce the amount of compensation being deferred, stop deferring compensation or change the items of compensation being deferred by completing and submitting a new Deferral Election by the deadline described in section 2.3(b). The new Deferral Election will be effective at the beginning of the calendar year following the deadline.

2.4 Reducing or Stopping Future Deferrals

A Participant may request to reduce the amount of compensation being deferred, or to stop deferring compensation, during the calendar year by submitting a written request to the Administrator together with a new Deferral Election and the reasons for the request. If the Administrator grants Participant’s request, the Administrator shall determine the effective date of the new Deferral Election; provided that the new Deferral Election shall apply only to compensation payable after the Administrator’s determination. The Administrator may grant only one such request for a Participant in any calendar year.

Article 3 Deferred Compensation Account

3.1 General

The Administrator shall establish and maintain an Account for each Participant. The Administrator shall credit to the Account any compensation deferred by a Participant under the Plan. The Administrator shall also credit (or debit) to the Account any hypothetical income (or losses) on the deferred compensation. The credit for deferred compensation shall be effective as of the date the compensation would have otherwise been paid to the Participant. The credit (or debit) for hypothetical income (or losses) shall be as provided in section 3.3 or 3.4, as applicable.

3.2 Account Balance

The balance of each Participant’s Account shall include compensation deferred by the Participant and hypothetical income (or losses). The Account balance shall be reduced by any payments or forfeitures under Article 4. The Administrator shall determine each Participant’s Account balance as of each Valuation Date. The Administrator shall provide each Participant an Account statement at least annually.

3.3 Hypothetical Investment of Deferred Cash

(a)

Deferred Cash shall be treated as invested in one or more hypothetical investments described in section 3.3(b). The Administrator shall credit (or debit) to the Participant’s Account as of each Valuation Date hypothetical income (or losses) based on the performance of the applicable hypothetical investment. The credit (debit) shall be applied against the balance of Participant’s Account on the immediately preceding Valuation Date. The Administrator shall have authority to adopt, and from time to time change, rules and procedures for crediting (debiting) hypothetical income (losses) as to any amount of Deferred Cash that has been credited to a Participant’s Account for less than the entire month ending on the Valuation Date.

(b)

The Corporate Committee shall determine at least one hypothetical investment for Deferred Cash and may provide some or all Plan Participants with options for more than one hypothetical investment. The Corporate Committee may add or eliminate hypothetical investments at any time, but any such action shall apply to the balance of a Participant’s Account no earlier than the Valuation Date immediately after the Corporate Committee changes hypothetical investments. The Administrator shall have authority to adopt rules and procedures by which a Participant with a choice of more than one hypothetical investment may change hypothetical investment elections, provided that a Participant shall not be able to make changes more than once each calendar quarter.

(c)

If a Change of Control occurs, the annual income earned on at least one hypothetical fixed return guaranteed principal investment must be not less than 50 basis points over the Ten-year Constant Treasury Maturity Yield as reported by the Federal Reserve Board, based upon the November averages for the preceding year.

3.4 Hypothetical Investment of Deferred CIGNA Stock

Deferred CIGNA Stock shall be credited to Participant’s Account as a number of shares of hypothetical CIGNA Stock. The number shall initially be the same number of shares that would have been issued to the Participant but for the deferral. After the initial credit, the number shall be adjusted as appropriate to reflect stock dividends, splits and reclassifications in accordance with the terms of the applicable Stock Plan. Deferred CIGNA Stock may not be deemed invested in any other hypothetical investment. An amount equal to the dividends which would otherwise be paid on shares of Deferred CIGNA Stock shall be credited to the Participant’s Account as Deferred Cash, as of the applicable dividend payment date, and deemed invested under Section 3.3. The Administrator shall take necessary action to avoid deferral or issuance of fractional shares of CIGNA Stock.

3.5 Transfer of Prior Deferrals to Plan Account

The Administrator may transfer to a Participant’s Account under this Plan any compensation previously deferred by the Participant under a deferred compensation plan of, or agreement with, any Company if that plan or agreement provides or permits such a transfer or if the Participant consents to such a transfer.

Article 4 Payment of Deferred Compensation

4.1 General

The Company shall pay amounts credited to Participant’s Account balance according to the Participant’s Payment Elections or under the other, applicable provisions of Article 4. Deferred CIGNA Stock shall be paid only in shares of CIGNA Stock issued under the applicable Stock Plan. The applicable Stock Plan is the plan under which the shares would have previously been issued but for the Participant’s deferral, or a successor plan.

4.2 Payment Election.

(a)

Subject to section 4.3, a Payment Election must specify the payment method that shall apply to Participant’s deferred compensation and either the date of payment or the date payments are to begin.

(b)

A Payment Election must be in a form permitted or required by the Administrator, and the Administrator may permit or require electronic forms. The Administrator shall determine whether a Payment Election form is sufficiently complete and shall reject incomplete forms.

(c)

A Participant may make separate Payment Elections for Deferred Cash and Deferred CIGNA Stock. The Administrator may provide that a Participant’s Payment Election shall, once effective, remain effective unless and until modified under the Plan. However, a Participant may make a new Payment Election for any future calendar year deferrals by submitting a new Payment Election form. The new Payment Election must be received by the Administrator by the deadline for Deferral Elections described in section 2.3(b). The new Payment Election will be effective only for compensation that, absent deferral, would otherwise be payable in years after the year the Administrator receives the new Payment Election.

4.3 Payment Methods and Timing

(a)

Subject to the conditions in section 4.3(b) through (d), the Administrator shall have the authority to determine the payment methods and timing permitted under the Plan.

(b)

If the payments are to begin after a Participant’s Termination of Employment then, subject to the other provisions of Article 4, no payments may be made before January 1 following the calendar year of Participant’s Termination of Employment. If a payment method provides for periodic payments, payments shall be made at least annually, over a period not to exceed 15 years. The balance of a Participant’s Account shall be paid, in all events, no later than January 31 of the 15th year after the calendar year of Participant’s Termination of Employment.

(c)

The Administrator may permit, and may establish rules governing, Payment Elections that provide for payments to be made (or begin) on a specified date before a Participant’s Termination of Employment.

(d)

To the extent there is not in effect at Participant’s Termination of Employment a valid Payment Election, the Participant’s Account shall be paid annually over a period of 15 years with the first installment payment in January of the year following the year of participant’s Termination of Employment.

4.4 Changing Payment Methods

(a)

A Participant may request a change in the method of payment under any Payment Election that provides for payments to begin after the Participant’s Termination of Employment, subject to these conditions:

(1)

The requested new payment method must be one that is permitted under section 4.3 (but not under section 4.3(c)).

(2)

The request must be in writing addressed to the Administrator.

(3)

The request must include a new Payment Election form, specify the existing Payment Election and amounts of deferred compensation that are affected by the request and explain the reasons for the request.

(4)

The Administrator must receive the request before the Participant’s Termination of Employment.

(b)

A Participant’s request under section 4.4(a) will be granted only if the Administrator approves the request. In determining whether the request should be approved, the Administrator shall consider the Participant’s financial needs, including any changed circumstances, as well as the projected financial needs of the Company that is liable for such future payments.

4.5 Financial Necessity Payment

(a)

If the Administrator, after considering a Participant’s written request, determines that the Participant has an unanticipated financial necessity that is beyond his/her control and of such a substantial nature that immediate payment of Deferred Cash or issuance of Deferred CIGNA Stock is warranted, the Administrator in its sole and absolute discretion may direct that all or a portion of the Participant’s Account be paid to the Participant. The amount of the payment shall be limited to the amount deemed necessary by the Administrator to alleviate or remedy the hardship. The payment shall be made in the manner and at the time specified by the Administrator.

(b)

The Administrator shall cancel the Deferral Election of a Participant who receives a payment under section 4.5(a). The cancellation shall be effective as of the date of the payment. To resume deferrals, the Participant must make a new Deferral Election under section 2.3(a).

4.6 Accelerated Payments upon Termination of Employment

The Administrator shall have sole and absolute discretion to direct that a Participant’s Account balance be paid immediately upon Termination of Employment if the Administrator deems it in the best interests of the Participant and of a Company that payment of the Participant’s Account be accelerated.

4.7 Payments of a Deceased Participant’s Account

(a)

Upon the death of a Participant the Administrator shall pay any remaining portion of Participant’s Account in a single lump sum payment to Participant’s Beneficiary. The Administrator may establish rules and procedures for designation of beneficiaries and shall make determinations regarding the existence and identity of beneficiaries and the validity of beneficiary designations. A Participant may designate more than one beneficiary.

(b)

Notwithstanding Section 4.7(a), the Administrator shall pay Participant’s Account in a single lump sum payment to the Participant’s estate if:

(1)

The Participant dies without having a valid beneficiary designation in effect;

(2)

The Participant’s designated Beneficiary died before the Participant died;

(3)

The Participant’s designated Beneficiary cannot be found after what the Administrator determines has been a reasonably diligent search; or

(4)

The Administrator determines that a payment in such form is in the best interest of one or more Companies.

(c)

The Administrator shall generally make any payments described in section 4.7(a) and (b) in January following the year the Participant dies, but no earlier than 60 days after the date Participant dies. Nevertheless, the Administrator may make the payment as soon as practicable after the Participant’s death if the Administrator deems an accelerated payment to be in the best interest of the Company or the Participant’s Beneficiary or estate.

4.8 Accelerated Payment with Forfeiture

A Participant who is not entitled to a payment of his Account under any other provision of Article 4 may make a written request to the Administrator for an accelerated payment of:

(a)

His entire Account, including hypothetical investment results, attributable to compensation deferred after 1995; or

(b)

25%, 50% or 75% of the portion of his Account balance that is attributable to compensation deferred after 1995 and that is (1) Deferred CIGNA stock or (2) Deferred Cash or (3) both (including hypothetical investment results), but only if the requested portion is at least $10,000.

As of the Valuation Date immediately after the Administrator receives such a request, the Administrator shall make a valuation of the Participant’s Account and pay to the Participant 90% of the Account balance or requested portion. The Participant shall forfeit to the applicable Company the remaining 10% of the Account balance or requested portion.

Article 5 General Provisions

5.1 Participant’s Rights Unsecured

The right of a Participant (or Beneficiary) to receive payments under the Plan represents an unsecured claim against the general assets of the Company that employs the Participant at the time that the compensation deferred otherwise would have been paid, or against the general assets of any successor company that assumes (or in case Participant transfers to employment with a different Company, is assigned) the liabilities of that Company. No Company guarantees or is liable for payments to any Participant employed by any other Company. Participant’s Account represents a mere promise by a Company to make payments in the future. The Plan at all times shall be considered entirely unfunded for both tax purposes and for purposes of Title I of ERISA.

5.2 Assignability

No right to receive Plan payments shall be transferable or assignable by a Participant or Beneficiary or subject in any manner to anticipation, sale, alienation, pledge, encumbrance, attachment or garnishment by creditors of a Participant or Beneficiary, any such attempt shall be void and of no force or effect.

5.3 Administration

CIGNA Corporation’s Chief Executive Officer shall appoint the Administrator. Except as otherwise provided by the Plan, the Administrator shall administer the Plan and shall have authority to adopt administrative rules and regulations. The Administrator may, by contract, designation or other arrangement, provide for others to perform ministerial duties and record keeping. If the Administrator is also a Participant, the Corporate Committee (and not the Administrator) shall take any action under the Plan related to that Participant’s request under Section 2.4, 4.3, 4.4, 4.5, 4.6 or 4.8.

5.4 Administrative Discretion

The Administrator and Corporate Committee shall, as to the responsibilities allocated to them separately under the Plan, have and sole and absolute discretion to interpret, construe and implement the provisions of the Plan, including any disputed or ambiguous terms; to make determinations relating to eligibility and benefits; and to make findings of fact. Their determinations shall be final and binding on all parties.

5.5 Amendment

The Plan may be amended, restated, modified, or terminated by the Board of Directors or the Board Committee. No amendment, restatement, modification, or termination shall reduce the balance of a Participant’s Account as of the Valuation Date immediately preceding such action.

5.6 Tax Withholding

To the extent required by the law in effect at the time a Plan payment is made, the Administrator shall take appropriate action to withhold taxes from the payment.

5.7 Corporate Reorganization

If a company that employs a Participant ceases to be a Subsidiary and retains liabilities and responsibility for a Participant’s Plan Account, then the Corporate Committee and Administrator shall have no further liability or responsibility for that Account or any legal obligation toward Participant after the company ceases to be a Subsidiary. That company shall designate a governing committee and plan administrator, as appropriate, to assume liability and responsibility for administration of the Account as of the date the company ceases to be a Subsidiary.

5.8 Correction of Errors and Inconsistencies

The Administrator may in its sole and absolute discretion take action to effect consistency among a Participant’s Deferral Elections, Payment Elections, or hypothetical investments in order to avoid or to rectify difficulties in Plan administration. In no event shall such action by the Administrator reduce the dollar value of a Participant’s Account balance existing on the Valuation Date immediately preceding such action (this provision shall not prevent the correction of mistakes in Account record keeping), nor shall the Administrator take action inconsistent with Section 3.4. The Administrator may take such action before or after Participant’s Termination of Employment.

5.9 Section 16 Compliance

(a)

Notwithstanding any contrary provision of the Plan or any applicable Payment Election, if CIGNA Stock is one of the hypothetical investment options for Deferred Cash available to a Participant subject to Section 16 of the Exchange Act, then:

(1)

Any of the following transactions that involves a Participant’s Deferred Cash investment in hypothetical CIGNA Stock shall automatically be postponed until at least six months after the earlier of (i) the date Participant ceases being subject to Section 16 or (ii) the date of Participant’s most recent opposite-way transaction that is not exempt from Section 16(b) of the Exchange Act:

a.

A cash distribution to the Participant (or Beneficiary) in connection with Participant’s death, disability, retirement or other Termination of Employment (except for automatic payments made under Sections 4.3(d) or 4.7); and

b.

A voluntary transfer among hypothetical investments made by the Participant (or Beneficiary) in connection with the Participant’s death, disability, retirement or other Termination of Employment.

(2)

Any election by the Participant to engage in a Discretionary Transaction shall automatically be void if that election is made within six months after such Participant’s election to engage in an opposite-way Discretionary Transaction under any CIGNA Corporation plan.

(b)

The Administrator has sole and absolute discretion to take such action as may be necessary or desirable to ensure compliance with Section 16 of the Exchange Act.